                                                                     EXHIBIT 3.7

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                             NEENAH TRANSPORT, INC.


         The following Restated Articles of Incorporation, duly adopted pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statutes, supersede and take the place of the existing articles of incorporation and all amendments thereto:

                                    ARTICLE I
                                      NAME

         The name of the corporation is NEENAH TRANSPORT, INC.

                                   ARTICLE II
                                    PURPOSES

         The purposes for which the corporation is organized are to engage in any lawful activity within the purposes for which a corporation may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.

                                   ARTICLE III
                                AUTHORIZED SHARES

         The aggregate number of shares which the corporation shall have authority to issue is 560 shares, consisting of one class only, designated as Common Stock of the par value of $1OO.00 per share.

         Upon the effectiveness of these Restated Articles of Incorporation, the shares, without par value, then issued and outstanding shall, without any further action required on the part of the corporation or its sole shareholder, be converted into an aggregate of 100 shares of the corporation's Common Stock of the par value of $100.00 per share.

                                   ARTICLE IV
                               BOARD OF DIRECTORS

         The number of directors shall be fixed by or in the manner Provided in the Bylaws.

                                    ARTICLE V
                           REGISTERED OFFICE AND AGENT

         The registered office of the corporation is located in Winnebago County, Wisconsin, and the address of such registered office is 2121 Brooks Avenue, P.O. Box 729, Neenah, Wisconsin 54957. The name of the registered agent at such address is E.W. Aylward, Sr.

         The undersigned officers of NEENAH TRANSPORT, INC., a Wisconsin corporation with its registered office in Winnebago County, Wisconsin, hereby certify that the foregoing

Restated Articles of Incorporation, and the amendment of the heretofore existing articles of incorporation of the corporation reflected therein, were consented to in writing by the sole shareholder of the corporation, duly signed by such sole shareholder.

         The reclassification and conversion of the outstanding shares, without par value, of the corporation effected by the amendment reflected in the foregoing Restated Articles of Incorporation will change the stated capital of the corporation to the aggregate par value of the 100 shares of Common Stock, par value S100.00 per share, outstanding immediately after such reclassification. The amount of stated capital, as so changed, will be $10,000.

         The effective time of the foregoing Restated Articles of Incorporation shall be 12:01 a.m. on October 1, 1988.

                                    * * * * *


                                        2